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                                                                    EXHIBIT 99.1

Press Release

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW  PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact:  Bryce E. Nemitz
Phone:  319-790-7800
Fax:    319-298-7767
bnemitz@mcleodusa.com
Web Site:  www.mcleodusa.com

McLeodUSA and Forstmann Little Announce
Agreement for the Purchase of $1 Billion of McLeodUSA Convertible Preferred Stock

Transaction Fully Funds McLeodUSA Plan Theodore Forstmann to Join McLeodUSA Board of Directors
CEDAR RAPIDS, IOWA, AND NEW YORK, August 30, 1999 - McLeodUSA Incorporated (Nasdaq/NMS: MCLD), one of the nation's fastest growing Integrated Communications Providers (ICP), and Forstmann Little & Co., a New York-based investment firm, today announced the signing of an agreement which will fully fund the current McLeodUSA business plan.

Forstmann Little will invest approximately $1 billion in McLeodUSA in the form of convertible preferred stock at a conversion price of $36.50 per share with a
3.5 percent coupon. Under the terms of the agreement, Forstmann Little may convert to common stock after five years and McLeodUSA may call the security after seven years. The investment represents ownership of approximately 12 percent of McLeodUSA fully diluted shares. Theodore J. Forstmann, senior partner at Forstmann Little, will join the McLeodUSA Board of Directors. A second Forstmann Little partner will be named to the Board within 30 days.

Clark E. McLeod, McLeodUSA Chairman and CEO, stated, "A long-term investment of this magnitude can produce significant benefits for McLeodUSA and its shareholders. This investment reduces our future financial risk because it fully funds our current plan. It provides capital now which allows us to accelerate our growth. It helps position us financially as a leader in an industry that is beginning to consolidate. Finally with Teddy Forstmann joining our Board, it allows us to partner with one of the pre-eminent private investor firms in the nation."

"McLeodUSA clearly stands out as a leader in their industry," said Theodore J. Forstmann. "We see a company with truly great leadership and great execution. However, even more important, a company which is extremely well positioned for significant future growth. Growth that can be achieved as consumers are offered choice among telecommunications and Internet providers for the first time in an industry controlled by monopolies for 100 years."

"When we search to partner with a company for investment opportunities," Forstmann added, "we look
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at the industry, timing and people. The new McLeodUSA investment is in the right industry, at the right time, and with a highly talented team. In addition, the McLeodUSA team has a long-term perspective, which aligns with our investment strategy."

McLeodUSA plans to use the proceeds of the investment for continued fiber optic network development, the introduction of new and enhanced telecommunications and data services, market share penetration in existing and new markets, and general operating expenses.

Founded in 1978, Forstmann Little is a private investment firm that has invested over $13 billion in 24 acquisitions, including Gulfstream Aerospace, General Instrument, Ziff-Davis Publishing, Yankee Candle Company and Community Health Systems. The firm currently has approximately $4 billion in committed capital for future investments.

McLeodUSA is a provider of integrated communications services to business and residential customers in 11 Midwest and Rocky Mountain states; ten additional expansion states will be added. The Company offers local, long distance, data, voice mail, paging, and Internet access. McLeodUSA is a facilities-oriented communications provider with 16 switches, 8,500 route miles of fiber optics network, 554,700 local lines, and 7,100 employees. In the next 12 months, the Company's publishing subsidiaries plan to distribute over 22 million copies of competitive directories in 22 states, expected to reach over 36 million people.

Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect the predictions of McLeodUSA. Actual events or results may differ substantially. Important factors that could cause actual results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the industry, changes in the competitive climate in which McLeodUSA operates and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is filed with the Securities and Exchange Commission.

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